AMENDMENT TO THE
ETF SERIES SOLUTIONS
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT to the Transfer Agent Servicing Agreement, dated as of  May 16, 2012, as amended (the “Agreement”), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the “Trust”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the PPTY – U.S. Diversified Real Estate ETF and to update the fee schedule; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

 Amended Exhibit C is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ETF SERIES SOLUTIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael D. Barolsky	By: /s/ Joseph Neuberger
Name: Michael D. Barolsky	Name: Joseph Neuberger
Title: Vice President	Title: President
Date: March 9, 2018	Date: March 9, 2018

Vident

Amended Exhibit C to the ETF Series Solutions Transfer Agent Servicing Agreement

Name of Series
Vident International Equity Fund
Vident Core U.S. Equity Fund
Vident Core U.S. Bond Strategy ETF
PPTY – U.S. Diversified Real Estate ETF

Base fee for USBFS Fund Accounting, Fund Administration, Chief Compliance Officer, Transfer Agent/Shareholder & Account Services, Custody and Distribution at January, 2018

Based on average net assets (i.e. “AUM”) of the ETF, the greater of…

[  ] basis points on the first $[  ] million
[  ] basis points on the balance

Or,

$[  ] (Year 1 [  ]% discount minimum fee of $[  ])
$[  ] (Year 2 [  ]% discounted minimum fee of $[  ])

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.

Advisor’s Signature below acknowledges approval of the domestic and global fee schedule updates on this Amended Exhibit C.

Exchange Traded Concepts, LLC

By: /s/ J. Garrett Stevens

Printed Name: J. Garrett Stevens

Title: CEO	Date: 3-12-18

Vident